EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm



We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration No. 33-1803) of the Peoples Bancorp Inc. Retirement Savings Plan of our report dated April 20, 2006, on our audits of the statements of net assets available for benefits of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years ended December 31, 2005and 2004, which report appears in the December 31, 2005 annual report on Form 11-K of Peoples Bancorp Inc. Retirement Savings Plan.


                               By: /s/ BKD, LLP
                                       ---------------------
                                       BKD, LLP


Cincinnati, Ohio
June 20, 2006